⏳ Launching Now ⏳ | Cecily Brown (△ 34.5% | △ 1.17 | $4.2M)

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CECILY BROWN

TOP 5% SHARPE RATIO[1]

33% SOLD OUT

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Why Do We Like This Painting?

1

Brown's market is strong. Within 2023, Brown has outpaced her 2022 total auction turnover by nearly $4M. Additionally, Brown's average painting price has grown at an annualized rate of 34.5%.[2]



TOTAL TURNOVER VS. AVG. PAINTING PRICE
$3.5M
$2.5M
$1.5M
$500K
$32M
$28M
$24M
$20M
$26M
$1.8M
$30M
$2.5M
2022
2023 (So far)
Turnover
Avg. Price

2

In July 2023, Masterworks exited another Cecily Brown offering, returning a **Net Annualized Return of 77.3%** to holders of Class A shares from the primary offering.[3]


77.3% IRR[3]
259 DAYS HELD

INITIAL OFFERING PRICE

$1.27M

SOLD FOR

$2.10M

PROFIT FROM ***$10K INVESTMENT***

$5,000 (AFTER ALL FEES)

3

Though slightly larger, a similar work by Brown in period and composition, "Free Games For May" (2015), **sold for $6.7M** at Sotheby's in May of 2023.





Sold for $6.7M ***$4.2M Offering***

4

Brown's Sharpe Ratio is **significantly higher** than that of the S&P 500 and the Art Market, based on data from 2000 to 2022.[1]


0.44
S&P 500
0.54
All Art
▲ 1.17
Brown's Market

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Initial Offering Price: $4,218,000

More information on the Offering Circular can be found at [sec.gov](sec.gov)

1. Cecily Brown ranks #9 by Sharpe Ratio out of the +200 artists tracked by Masterworks putting her within the Top 5%. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Cecily Brown has a risk-adjusted appreciation of 1.17. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

2. Art sales price data and metrics are used for comparative modeling purposes only. Each painting is unique and historical price trends of a group of selected artwork is not a direct proxy for historical price performance of any specific painting or any investment in securities referenced. The data shown is subject to change as new information becomes available, artist or art market statistics formulated without recent sale data could be misrepresentative of current market conditions. The data shown represents whole art and is not comparative of an investment into our offerings which includes fees and expenses.

3. Annualized Return" refers to the annualized internal rate of return, or IRR, net of all fees and costs, to holders of Class A shares, calculated from the final closing date of the offering on 6/8/2021 to the date the sale was consummated on 8/18/2023. IRR is shown net of Class A shares issued in respect of administrative services fees and Class B shares profit share. Masterworks sells artwork opportunistically and therefore the actual returns achieved by investors in select issuers that have sold a painting are not indicative of the investment performance of shares offered by the majority of other Masterworks issuers that have not yet sold a painting and past performance is not indicative of future performance. For more information about art as an investment and risk factors, please see masterworks.com/about/disclosure.

Masterworks may, from time to time, engage in "testing the waters" under Regulation A of the Securities Act of 1933, as amended, for the offerings currently filed with (but not yet qualified by) the SEC. This process allows companies to determine whether there may be interest in an eventual offering of their securities. Masterworks is not under any obligation to make an offering under Regulation A. We may choose to make an offering to some, but not all, of the people, who indicate an interest in investing, and that offering might not be made under Regulation A. If we go ahead with an offering, we will only be able to make sales after we have filed an offering statement with the SEC and the SEC has "qualified" the offering statement. The information in the offering statement will be more complete than any information provided on our website, and could differ in important ways. You must consider fully the information provided in the offering statement filed with (and qualified by) the SEC prior to making any investment decision. No money or other consideration is being solicited at this time for any pre-qualified offering, and if sent in response, will not be accepted.